Exhibit 10.2

TRUST AGREEMENT

This Trust Agreement (the “Trust Agreement”) effective September 27, 2021 is made and entered into among JAMES RIVER INSURANCE COMPANY, an Ohio corporation, JAMES RIVER CASUALTY COMPANY, a Virginia corporation, ALEKA INSURANCE, INC., a Hawaii corporation and Wells Fargo Bank, N.A., as Trustee (each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, the Beneficiary and the Grantor have entered into that certain Loss Portfolio Transfer Reinsurance Agreement dated September 27, 2021 (the “LPT Agreement”), attached hereto as Exhibit A.

WHEREAS, this Trust Agreement is intended to establish the 2021 James River-Aleka Reinsurance Trust (the “2021 Trust”) and therefore is not intended to replace or supersede that certain trust agreement, dated March 1, 2017, and any amendments thereto, by and between the Beneficiary, Grantor and Trustee, pursuant to which the Grantor established the James River-Aleka Insurance Trust (the “2017 Trust”).

WHEREAS, the Grantor desires to secure its own obligations to the Beneficiary in connection with the LPT Agreement.

WHEREAS, the Grantor desires to establish the 2021 Trust, pursuant to the terms of this Trust Agreement, for the sole benefit of the Beneficiary.

WHEREAS, the Trustee desires to serve as Trustee of the 2021 Trust in accordance with the terms and conditions set forth in this Trust Agreement.

WHEREAS, the Beneficiary and the Grantor hereto acknowledge that the Trustee is not a party to, is not bound by, and has no duties or obligations under the LPT Agreement or the Administrative Services Agreement (as defined below), that all references in this Trust Agreement to the LPT Agreement or the Administrative Services Agreement are for convenience, and that the Trustee shall have no implied duties beyond the express duties set forth in this Trust Agreement, or as may be imposed by law.

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Beneficiary, the Grantor and the Trustee hereby agree as follows:

1.             Definitions. The following terms shall have the following meanings for all purposes of this Trust Agreement:

“2017 Trust” has the meaning set forth in the Recitals.

“2021 Trust” has the meaning set forth in the Recitals.

“Administrative Services Agreement” means that certain Administrative Services Agreement, dated September 27, 2021, and any amendments thereto, by and among the Beneficiary, the Grantor and the Administrator.

“Administrator” means Helmsman Management Services LLC or any successor administrator, as appointed under the Administrative Services Agreement.

“Administrator Loss Fund” means the fund established pursuant to Article XIV of the LPT Agreement.

“Arbitration” has the meaning set forth in Section 11(b).

“Arbitrators” has the meaning set forth in Section 11(b).

“Arbitrating Parties” has the meaning set forth in Section 11(b).

“Assets” means any assets deposited into the Trust Account by or on behalf of the Grantor, and shall consist only of Permitted Investments, but shall not mean or include any interest, dividends, or investment earnings thereon.

“Beneficiary” means, jointly, James River Insurance Company and James River Casualty Company and any successor of the Beneficiary by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator.

“Business Day” means any day other than a Saturday, a Sunday, a federal or state holiday or any other day on which the Trustee is closed.

“Chair” has the meaning set forth in Section 11(b).

“Claimant” has the meaning set forth in Section 11(b).

“Code” has the meaning set forth in Section 9(b).

“Commencement Letter” has the meaning set forth in Section 11(c).

“Demand for Arbitration” has the meaning set forth in Section 11(c).

“Grantor” means Aleka Insurance, Inc. and any successor of the Grantor by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator.

“Governmental Authority” means any foreign, federal, state, local or other governmental, legislative, judicial, administrative or regulatory authority, agency, commission, board, body, court or entity or any instrumentality thereof or any self-regulatory organization or body (including FINRA) or any arbitral body or arbitrator.

“Income Ledger” has the meaning set forth in Section 4(d).

“JAMS” has the meaning set forth in Section 11(b).

“JAMS Comprehensive Rules” has the meaning set forth in Section 11(c).

“LPT Agreement” has the meaning set forth in the Recitals.

“Net Reinsurance Premium” has the meaning set forth in the LPT Agreement.

“Obligations” means any amounts which are due and payable by the Grantor to the Beneficiary under the LPT Agreement.

“Party” has the meaning set forth in the Preamble.

“Permitted Investments” means cash (United States legal tender), depository clearing book entry eligible certificates of deposit (issued by a United States bank and payable in United States legal tender) and investments of the types specified in paragraphs (1) and (2)(A) of subsection (a) of section 1404 of the New York Insurance Law, provided that such investments are issued by an entity or institution that is not the parent, subsidiary or affiliate of either the Grantor or the Beneficiary, and provided further that such investments are rated A or higher (or the equivalent thereto) by a securities rating agency recognized by the New York State Department of Financial Services.

“Person” means any natural person, individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity.

“Related Agreements” has the meaning set forth in the LPT Agreement.

“Related Arbitration” has the meaning set forth in Section 11(e).

“Respondent” has the meaning set forth in Section 11(b).

“Termination Date” has the meaning set forth in Section 8(a).

“Trust Account” means the trust account created and established by the Grantor with the Trustee with respect to the 2021 Trust pursuant to Section 2(b) hereof.

“Trust Agreement” has the meaning set forth in the Preamble.

“Trustee” means Wells Fargo Bank, N.A., or any successor serving as Trustee hereunder in accordance with Section 7(d) hereof.

“Withdrawal Notice” has the meaning set forth in Section 3(a).

2.             Deposit of Assets.

(a)               The 2021 Trust, as governed by this Trust Agreement, is hereby established for the sole use and benefit of the Beneficiary.

(b)               There is hereby created and established by the Grantor with the Trustee a Trust Account into which all Assets shall be received and held by the Trustee.

(c)               Upon execution of this Trust Agreement, the Beneficiary shall deposit the Net Reinsurance Premium on behalf of the Grantor into the Trust Account in accordance with Section 3.1(a) of the LPT Agreement.

(d)               The Beneficiary shall (i) update and maintain Schedule A as necessary to reflect any change in the amount of Assets required pursuant to Sections 13(b), 13(c) and 13(d) of the LPT Agreement and (ii) deliver to the Trustee a written certificate confirming any such change in the amount of Assets, including instructing the Trustee to return to the Grantor any amounts paid by Grantor to the Trust Account pursuant to an updated Schedule A that proves to have been in excess of the amount so required at such time.

(e)               All Assets deposited with the Trustee shall be held in the Trust Account by the Trustee in a safe place at the Trustee’s offices in the United States of America, including in any book-entry accounts maintained by the Trustee with any Federal Reserve Bank or with any nationally recognized securities depository such as the Depository Trust Company. Assets may be held in the name of a nominee maintained by the Trustee.

(f)                Upon receipt of any Assets, the Trustee shall determine that the Assets are in such form that the Beneficiary or the Trustee, upon written direction of the Beneficiary may, whenever necessary, negotiate any such Assets, without consent or signature from the Grantor or any other person or entity. The Grantor covenants and agrees that prior to depositing any Assets with the Trustee, it will have executed assignments, endorsements in blank, or transferred legal title to the Trustee of all Assets requiring assignments, in order that the Beneficiary, or the Trustee upon the written direction of the Beneficiary, may whenever necessary negotiate any such Assets without consent or signature from the Grantor or any other entity.

(g)               The Trustee shall notify the Grantor and the Beneficiary, within ten (10) calendar days, of any deposit of Assets into the Trust Account.

(h)               The Trustee shall furnish to the Grantor and the Beneficiary a statement of all Assets held in the Trust Account upon inception of this Trust Agreement and at intervals no less frequent than the end of each calendar month thereafter.

3.             Withdrawal of Assets.

(a)               The Beneficiary shall have the right to withdraw any or all Assets from the Trust Account at any time upon delivery from the Beneficiary to the Trustee of a written withdrawal notice (a “Withdrawal Notice”). Such Withdrawal Notice shall certify that such Assets are being withdrawn for one of the purposes set forth in Section 3(f). No other statement or document need be presented by the Beneficiary in order to withdraw Assets from the Trust Account. The Trustee shall not allow any withdrawals of Assets from the Trust Account, by the Grantor or by any other person, except upon receipt of a Withdrawal Notice from the Beneficiary. For the avoidance of doubt, consent to any withdrawal is not required to be provided by the Grantor; rather, the Trustee shall honor such withdrawal request upon receipt of any Withdrawal Notice.

(b)               If the Beneficiary makes a withdrawal pursuant to a Withdrawal Notice for any reason other than those enumerated in Section 3(f) below and fails to remedy such breach within ten (10) calendar days after receipt of notice of such breach from the Grantor, the Beneficiary shall pay to the Grantor a withdrawal fee of one percent (1%) of the amount improperly withdrawn and shall pay to the Grantor interest on sums improperly withdrawn at a rate per annum of sum of (i) the then-current discount rate of the Board of Governors of the Federal Reserve for primary credits, as adjusted from time to time during any measurement period (as published at https://www.frbdiscountwindow.org/), plus (ii) three and three-quarters percent (3.75%), payable quarterly in arrears on the amount of such sums not used for a purpose permitted pursuant to Section 3(f), calculated on a daily basis, until such time as the funds are used in accordance with Section 3(f) below or redeposited into the Trust Account. The Beneficiary shall also pay to the Grantor, upon demand, any reasonable documented costs that the Grantor incurred in any efforts of the Grantor to enforce the provisions of this Section 3 in order to have funds improperly withdrawn from the Trust Account returned to the Trust Account.

(c)               Simultaneously with the delivery of a Withdrawal Notice to the Trustee pursuant to Section 3(a) above, the Beneficiary shall also provide a written copy of the Withdrawal Notice to the Grantor and the Administrator.

(d)               Upon a receipt of a Withdrawal Notice, the Trustee shall immediately take any and all steps necessary to transfer absolutely and unequivocally all right, title and interest in the Assets held in the Trust Account to the Beneficiary and deliver physical custody of such Assets to the Beneficiary to the extent directed in the Withdrawal Notice. The Trustee shall be protected in relying upon a Withdrawal Notice from the Beneficiary as provided herein.

(e)               The Trustee shall notify the Grantor and the Beneficiary, within ten (10) calendar days, of any withdrawal of Assets from the Trust Account.

(f)                The Beneficiary hereby covenants to the Grantor that it shall use and apply any amounts withdrawn from the Trust Account, without diminution because of the insolvency of the Beneficiary or the Grantor, for the following purposes only:

(1)                to pay or reimburse the Beneficiary for the Grantor’s Obligations due and payable under the LPT Agreement that have been presented by the Beneficiary to the Grantor and that Grantor has failed to pay when due, as aggregated no more often than monthly;

(2)                to make deposits into the Administrator Loss Fund in amounts requested by the Administrator but only to the extent such deposits represent amounts needed to pay Claims;

(3)                to make payment to the Grantor of any amounts held in the Trust Account that are in excess of the Required Collateral Amount (as defined in the LPT Agreement), as calculated on the last day of each month;

(4)                where the Beneficiary has received notification of termination of the 2021 Trust, and where the Grantor’s entire Obligations under the LPT Agreement have been liquidated or discharged, to make payment to the Grantor of any Assets or amounts held in the Trust Account; or

(5)                where the Beneficiary has received notification of termination of the 2021 Trust, and where the Grantor’s entire Obligations under the LPT Agreement remain unliquidated and undischarged ten (10) calendar days prior to the Termination Date, to withdraw amounts equal to such Obligations and deposit such amounts in a separate account, in the name of the Beneficiary, in any United States bank or trust company, apart from its general assets, in trust for such uses and purposes specified in Section 3(f)(1) and (2) hereof as may remain executory after such withdrawal and for any period after such Termination Date. The rights and obligations of the Grantor and the Beneficiary under this Trust Agreement shall apply to any separate account established pursuant to this Section 3(f)(5).

(g)               Upon withdrawal of any or all Assets from the Trust Account and until any such Assets which disposition is not separately covered under Section 3(g)(4)-(6) below are used and applied as required pursuant to Section 3(f), the Beneficiary shall:

(1)              deposit and maintain any amounts withdrawn from the Trust Account in a separate account held by the Beneficiary (or any successor by operation of law of the Beneficiary, including any liquidator, rehabilitator, receiver or conservator of the Beneficiary), in any United States bank or trust company, separate and apart from any assets of the Beneficiary, in trust for such uses and purposes specified in Section 3(f) as may remain executory after such withdrawal and for any period after such Termination Date. The rights and obligations of the Grantor and the Beneficiary under this Trust Agreement shall apply to any separate account established pursuant to this Section 3(g)(1);

(2)              not invest such amounts in investments that are not Permitted Investments;

(3)              record all interest, dividends, investment earnings or other income earned on such amounts;

(4)              for any Assets withdrawn for purposes set forth in Section 3(f)(2), within ten (10) calendar days after the end of each quarter, disburse any funds received pursuant to Section 3(f)(2) by wire transfer of immediately available funds to the account as provided at the written direction of the Grantor concurrently with the execution by the Grantor of this Trust Agreement, as such account may be changed from time to time by notice of the Grantor in accordance with the provisions of Section 10 hereof;

(5)              within ten (10) calendar days, return to the Trust Account assets withdrawn in excess of all amounts due under Sections 3(f)(1) and (2) and, to the extent not yet actually paid to the Grantor, Section 3(f)(3) and (4). Until the return of such excess amounts, such amounts shall at all times be held by the Beneficiary in the account established pursuant to Section 3(g)(1) and not invested, including, without limitation, in Permitted Investments; and

(6)              for any Assets withdrawn for purposes set forth in Section 3(f), within thirty (30) calendar days after the end of each quarter, distribute to the Grantor all interest, dividends, investment earnings or other income actually earned on such amounts in such prior quarter, as recorded pursuant to Section 3(g)(3). Until the return of such amounts, such amounts shall at all times be held by the Beneficiary in the account established pursuant to Section 3(g)(1).

(h)               The rights and obligations of the Grantor and the Beneficiary under this Trust Agreement shall apply to any separate account established pursuant to this Section 3.

(i)                 The Trustee shall have no responsibility to determine whether any Assets withdrawn from the Trust Account have been or will be used and applied as provided in Section 3(f) hereof.

4.             Investment and Substitution of Assets.

(a)               The Trustee shall, at the prior written direction of the Grantor or its designated investment advisor, invest Assets held in the Trust Account in Permitted Investments. Any investment of Assets other than in Permitted Investments shall require that the Grantor obtain the prior written direction and approval of the Beneficiary and that the Grantor deliver such prior written direction and approval of the Beneficiary to the Trustee. Any deposit or investment directed by the Grantor or its investment advisor shall constitute a certification to the Trustee that the assets deposited or to be purchased pursuant to such directions are Permitted Investments. The Trustee shall be under no duty or responsibility to confirm that such investments constitute or continue to be Permitted Investments. The Beneficiary and the Grantor hereto acknowledge that the Trustee is not providing investment supervision, recommendations, or advice.

(b)               The Trustee shall, at the written direction of the Grantor or its designated investment advisor, accept substitutions of any Assets held in the Trust Account; provided, however, such substitutions are Permitted Investments. The Trustee shall not allow any other substitutions of Assets in the Trust Account. The Trustee shall have no responsibility whatsoever to determine the value of such substituted securities or that such substituted securities constitute Permitted Investments.

(c)               In the event shares of stock are held by the Trustee in the Trust Account, the Grantor shall have the full and unqualified right to vote any such shares, and to receive payments of any dividends or interest upon any shares or other Assets included in the Trust Account.

(d)               Any such interest or dividends received by the Trustee pursuant to Section 4(c) and any additional interest upon the Assets held in the Trust Account shall be recorded by the Trustee to the income ledger in the Trust Account established in the Grantor’s name (the “Income Ledger”). Subject to Section 6(c) hereof, the Trustee shall disburse funds recorded in the Income Ledger monthly at the written direction of the Grantor. Any interest, dividends or other income automatically posted on the payment date to the Income Ledger which is not subsequently received by the Trustee shall be reimbursed by the Grantor to the Trustee and the Trustee may debit the Income Ledger for this purpose.

(e)               Assets deposited and held in the Trust Account shall be valued by the Grantor according to their current fair market value. In making this determination, the Grantor shall use (i) prices published by a nationally recognized pricing service, to the extent available, and (ii) to the extent such published prices are not available, methodologies consistent with those that the Grantor uses for determining the fair market value of assets held in its own general account in the ordinary course of business.

(f)                The Grantor represents and warrants to the Trustee and the Beneficiary that any Assets delivered to the Trustee shall consist only of Permitted Investments, and that it and its designated investment advisor shall direct and instruct the Trustee in writing to invest any funds held in the Trust Account or recorded in the Income Ledger only in Permitted Investments.

(g)               The Trustee shall have no responsibility or liability to the Grantor, the Beneficiary, or to any other person or entity for any investment losses resulting from any investment of Assets made in accordance with the terms of this Trust Agreement. Any loss incurred from any investment shall be borne exclusively by the Trust Account.

(h)               The Trustee shall not be responsible for any act or omission, or for the solvency, of any agent or broker.

(i)                 Notwithstanding the requirements of Section 10 hereof, the Trustee is authorized to accept and act upon any investment direction from the Grantor or its designated investment advisor delivered electronically in accordance with generally accepted and standard practices in the financial services industry, including investment instructions delivered via the SWIFT or DTC ID systems.

5.             Concerning the Trustee. The Trustee hereby accepts the trusts imposed upon it by this Trust Agreement and agrees to perform said trusts, but only upon and subject to the following terms and conditions:

(a)               The Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Trust Agreement and no implied duties or obligations shall be read into this Trust Agreement against the Trustee, except those which may be imposed by law.

(b)               No provision in this Trust Agreement shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers.

(c)               The Trustee may execute any of the trusts or powers hereof and perform the duties required of it hereunder either directly or by or through attorneys or agents and shall be entitled to reasonably rely upon the advice of or on an opinion of counsel from a nationally recognized law firm concerning all matters of trust and its duty hereunder, and shall not be liable for any action taken or not taken by it in reasonable reliance on such advice or on such opinion of counsel.

(d)               The Trustee may rely and shall be protected in acting or refraining from acting upon any resolution notice, request, consent, certificate, order, entitlement order, affidavit, letter, facsimile transmission, electronic mail or other paper or document reasonably believed by it to be genuine and to have been signed or sent by the proper person or persons. The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, notice, consent, request, certificate, order, entitlement order, affidavit, letter, facsimile transmission, electronic mail or other paper or document provided, however, that nothing herein shall be construed to relieve the Trustee of liability for its own negligence, willful misconduct, or bad faith.

(e)               The permissive right of the Trustee to do things enumerated in this Trust Agreement shall not be construed as a duty, except to the extent that such a duty may be imposed by law. The Trustee shall not be liable, directly or indirectly, for (i) any damages, losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which have been finally adjudicated to have directly resulted from the Trustee’s negligence, willful misconduct, or lack of good faith or (ii) special, indirect, punitive, or consequential damages or losses of any kind whatsoever (including without limitation lost profits), even if the Trustee has been advised of the possibility of such losses or damages and regardless of the form of action.

(f)                The Trustee shall not be required to give any bond or surety in respect of the execution of the said trusts and powers or otherwise in respect of the premises.

(g)               The Trustee shall not be accountable for the use or application by the Grantor or the Beneficiary or any other Party of any funds or Assets which the Trustee has released in accordance with the terms of this Trust Agreement.

(h)               The Trustee makes no representations as to the validity or sufficiency of the Assets and the Trust Account for any particular purpose and shall incur no responsibility in respect thereof, other than in connection with the duties or obligations assigned to or imposed upon it as provided herein.

(i)                The Trustee shall not be responsible for the perfection, priority or enforceability of any lien or security interest in any of the Assets or in the Trust Account.

(j)                 In accepting the trusts hereby created, the Trustee acts solely as Trustee and not in its individual capacity and all persons having any claim against the Trustee arising from this Trust Agreement, shall look only to the funds and accounts held by the Trustee hereunder for payment except as otherwise provided herein.

(k)               The Trustee shall not be considered in breach of or in default in its obligations hereunder in the event of delay in the performance of such obligations due to unforeseeable causes beyond its control (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or other wire or communication facility).

(l)                 Any corporation or association into which the Trustee may be merged or converted, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business (provided that such company shall be eligible under Section 7(a) hereof) shall be the successor to the Trustee without the execution or filing of any paper or further act.

(m)              The Trustee shall accept and open all mail directed to the Grantor or the Beneficiary in care of the Trustee.

(n)               Upon two (2) Business Days’ prior written request of the Grantor or the Beneficiary, the Trustee shall promptly permit the Grantor or the Beneficiary, their respective agents, employees or independent auditors to examine, audit, excerpt, transcribe and copy, either electronically or by mail, any books, documents, papers and records relating to the Trust Account or the Assets.

(o)               No provision of this Trust Agreement shall require the Trustee to take any action that in the Trustee’s reasonable judgment would result in any violation of this Trust Agreement or applicable law.

(p)               If, during the administration of the provision of this Trust Agreement, the Trustee shall reasonably deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, then such matter shall be deemed to be conclusively proved and established by a certificate signed by the Beneficiary or the Grantor, as the case may be, and delivered to the Trustee. The Trustee shall not be liable for any action taken, suffered or omitted by it in reasonable reliance on such certificate.

(q)               If any conflict, disagreement or dispute arises between, among, or involving any of the Parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Trust Agreement, or the Trustee is in reasonable doubt as to the action to be taken hereunder, the Trustee may, at its option file an interpleader action in any court of competent jurisdiction. Upon its compliance with an order of the court directing that Assets held in the Trust Account be deposited with the court, the Trustee shall be relieved of all liability as to the Assets and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Trustee shall be entitled to act on any court order without further question, inquiry, or consent. Unless an interpleader action is filed, nothing in this Section 5(q) shall be construed as relieving the Trustee of its obligation to transfer Assets to the Beneficiary pursuant to Section 3(b) hereof.

(r)                In the event that any Assets shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Assets, the Trustee is hereby expressly authorized to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Trustee obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

6.             Fees, Charges and Expenses of Trustee; Indemnification of Trustee.

(a)               The Trustee shall (i) receive fees for its services at rates determined by the Trustee and communicated in writing to the Grantor from time to time and (ii) be paid or reimbursed for any expenses (including reasonable fees and expenses of its counsel) incurred in connection with the regular administration of this Trust Agreement. All such amounts shall be paid by Grantor. The fees and charges set forth above for the Trustee’s services will be considered compensation for its ordinary services as contemplated by this Trust Agreement. The Trustee’s compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust.

(b)               In consideration of the Trustee’s acceptance of this Trust Agreement, or if any controversy arises in connection with it, or if the Trustee renders any service not provided for in this Trust Agreement, the Grantor and the Beneficiary shall, jointly and severally, reasonably compensate the Trustee for such extraordinary services, reimburse the Trustee for all reasonable costs, attorneys’ fees and expenses occasioned thereby, and indemnify, defend and hold the Trustee (and its directors, officers and employees) harmless from and against any loss, liability, damage, cost and expense of any nature arising out of or in connection with this Trust Agreement or with the performance of its duties hereunder, including, among other things, reasonable attorneys’ fees and court costs, including any such items arising under Section 11, except to the extent such loss, liability, damage, cost and expense shall have been caused by the Trustee’s own negligence, willful misconduct or lack of good faith.

(c)               The Trustee shall have a first lien, superior to the interests of any other persons or entities, and shall be entitled to deduct its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, on any funds held in the Income Ledger to secure the payment of any amounts owing to it under this Section 6; provided, however, in no event shall the Trustee have a lien on or be able to invade the corpus of the Assets or the Trust Account for the purpose of paying compensation to, or reimbursing the expenses of, the Trustee. The Grantor and the Beneficiary acknowledge that the rights and indemnities of the Trustee set forth in this Section 6 shall survive the resignation or removal of the Trustee or the termination of this Trust Agreement.

7.             Trustee Qualifications. Resignation and Removal.

(a)               The Trustee and any successor thereto shall be a member of the Federal Reserve System, or a New York State-chartered bank or trust company. The Trustee shall not be a parent, subsidiary or affiliate of the Grantor or the Beneficiary.

(b)               The Trustee may resign upon delivery of a written notice of resignation, effective not less than ninety (90) calendar days after receipt by the Beneficiary and the Grantor of such written notice.

(c)               The Trustee may be removed by the Grantor by delivery to the Trustee and the Beneficiary of written notice of removal, effective not less than ninety (90) calendar days after receipt by the Trustee and the Beneficiary of such written notice.

(d)               No resignation or removal of the Trustee shall be effective hereunder until a successor trustee has been duly appointed and approved by the Beneficiary and the Grantor, and all Assets in the Trust Account have been duly transferred to the successor trustee. In the event that the Grantor and the Beneficiary fail to appoint a successor trustee within ninety (90) calendar days following receipt of the Trustee’s notice of resignation, the Trustee may, in its sole discretion and at the expense of the Grantor and/or the Beneficiary, petition any court of competent jurisdiction for the appointment of a successor trustee or for other appropriate relief, and any such resulting appointment shall be binding upon all the Parties.

8.             Termination.

(a)               This Trust Agreement may be terminated by either the Grantor or the Beneficiary delivering written notice to the Trustee and the other Party of its intention to terminate the Trust Agreement and specifying a proposed termination date (the “Termination Date”), which notice shall be delivered to the Trustee not less than forty-five (45) calendar days prior to the proposed Termination Date. Upon receipt of such written notice, the Trustee shall, at least thirty (30) calendar days, but not more than forty-five (45) calendar days, prior to the Termination Date, deliver written notification of such termination to the Grantor and Beneficiary.

(b)               Upon termination of the Trust Agreement, all Assets not previously withdrawn by the Beneficiary shall, at the prior written direction and approval of the Beneficiary, be delivered by the Trustee to the Grantor.

9.             Tax-Related Terms.

(a)               Grantor and Beneficiary agree that, for tax reporting purposes, all interest or other income earned from the investment of the Assets in any tax year shall be allocated to Grantor until such funds are released in accordance with the terms hereof, except with respect to any period for which the Beneficiary pays the Grantor interest pursuant to Section 3(b).

(b)               For certain payments made pursuant to this Trust Agreement, the Trustee may be required to make a “reportable payment” or “withholdable payment” and in such cases the Trustee shall have the duty to act as a payor or withholding agent, respectively, that is responsible for any tax withholding and reporting required under Chapters 3, 4, and 61 of the United States Internal Revenue Code of 1986, as amended (the “Code”). The Trustee shall have the sole right to make the determination as to which payments are “reportable payments” or “withholdable payments.” All Parties to this Trust Agreement shall provide an executed IRS Form W-9 or appropriate IRS Form W-8 (or, in each case, any successor form) to the Trustee prior to closing, and shall promptly update any such form to the extent such form becomes obsolete or inaccurate in any respect. The Trustee shall have the right to request from any Party to this Trust Agreement, or any other Person entitled to payment hereunder, any additional forms, documentation or other information as may be reasonably necessary for the Trustee to satisfy its reporting and withholding obligations under the Code. To the extent any such forms to be delivered under this Section 9(b) are not provided prior to or by the time the related payment is required to be made or are determined by the Trustee to be incomplete and/or inaccurate in any respect, the Trustee shall be entitled to withhold on any such payments hereunder to the extent withholding is required under Chapters 3, 4, or 61 of the Code, and shall have no obligation to gross up any such payment. As of the date hereof, the Grantor is the owner for U.S. federal income tax purposes of funds in the Trust Account until such funds are released in accordance with the terms hereof.

10.           Notices.

(a)               Any notice or communication required or permitted by this Trust Agreement shall be deemed sufficiently given if in writing and, if delivered personally, when it is delivered or, if delivered in another manner, the earlier of when it is actually received by the Party to which it is directed, or when the period set forth below expires (whether or not it is actually received); provided, however, that, notwithstanding the foregoing, any notice or communication to the Trustee shall be deemed sufficiently given only upon Trustee’s receipt thereof, provided further, that confirmation of receipt by the means provided below shall establish receipt by the Trustee:

(1)	if transmitted by facsimile transmission, 24 hours after (i) transmission to the Party’s facsimile transmission number set forth below, with the Party’s name and address set forth below clearly shown on the page first transmitted, and (ii) receipt by the transmitting Party of written confirmation of successful transmission, which confirmation may be produced by the transmitting Party’s equipment;

(2)	if deposited with the United States Postal Service, postage prepaid, and addressed to the Party to receive it as set forth below, (i) four (4) calendar days after such deposit as registered or certified mail if addressed to a location in the United States, or (ii) ten (10) calendar days after such deposit as registered or certified airmail if addressed to a location outside of the United States; or

(3)	if sent by Federal Express, or a similar delivery service in general usage for delivery to the address of the Party to receive it as set forth below, 24 hours after the delivery time confirmed by the delivery service:

If to Grantor:                                             Aleka Insurance, Inc.

201 Merchant Street, Suite 2400

Honolulu, Hawaii 96813

Attention: Christina Kamaka

With a copy to: [Redacted]

Copy to: Uber Technologies, Inc.

Legal Department

1515 Third Street

San Francisco, CA 94158

Attention: Kathleen Waitzman, Associate General Counsel, Safety & Insurance

Email: [Redacted]

If to Beneficiary:                                      James River Insurance Company

James River Casualty Company

c/o James River Group, Inc.

1414 Raleigh Road, Suite 405

Chapel Hill, NC 27517

Attention:

Frank D’Orazio, Chief Executive Officer

Jeanette Miller, Chief Legal Officer

With a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:

Alexander R. Cochran

(212) 909-6311

arcochran@debevoise.com

If to Trustee:                                             Wells Fargo Bank, National Association

CTSO Mail Operations

600 S 4th Street, 7th floor

Minneapolis MN 55415

MAC N9300-070

Attention: Kweku A. Asare

Email: [Redacted]

Tel: 917-260-1617

Fax: 917-260-1590

or to such other address as a Party to whom notice is to be given has furnished to the other Parties in the manner provided above. Payments by the Trustee from the Trust Account shall be sent by mail in the manner set forth above, addressed to Beneficiary in the case of payments to the Beneficiary, or the Grantor, in the case of payments to the Grantor, unless the Trustee is otherwise directed in writing by the Grantor or the Beneficiary. Payments may also be made to the recipients specified above by wire transfer pursuant to instructions received in writing by the Trustee.

(b)               Grantor and Beneficiary each agree to provide to, and maintain on file with, the Trustee a current incumbency certificate containing the specimen signature of all persons duly authorized by it to sign and act on its behalf under this Trust Agreement. The Trustee is authorized to follow and rely upon all instructions given by officers named in incumbency certificates furnished to the Trustee from time to time by the Grantor and the Beneficiary, respectively, and by the attorneys-in-fact acting under written authority furnished to the Trustee by the Grantor or Beneficiary, including, without limitation, instructions given by letter, facsimile transmission, or approved electronic media, if the Trustee reasonably believes such instructions to be genuine and to have been signed, sent or presented by the proper Party or Parties. The Trustee shall not incur any liability to anyone resulting from actions taken by the Trustee in reasonable reliance on such instructions.

11.          Dispute Resolution.

(a)               As a condition precedent to the filing of any Demand for Arbitration (as defined in Section 11(c) below) arising out of this Trust Agreement, an executive officer of the aggrieved Party with full decision making authority for that Party (i.e., possessing authority to make a decision without consulting others) shall first attempt to “meet and confer” by videoconference or in person with an executive officer of the other Party with full decision making authority for that Party (i.e., possessing authority to make a decision without consulting others) in an attempt to resolve the issue in good faith. The “meet and confer” shall take place within fourteen (14) calendar days of a written demand for such “meet and confer,” or at any other time as agreed by the Parties in writing. In any subsequent Arbitration or court action to enforce an award, the Chair (as defined in Section 11(b) below) or judge shall have the discretion to award the fees and costs of the Arbitration to the prevailing Party if the Chair or judge finds that the non-prevailing Party either refused to “meet and confer” or that the “meet and confer” was not in good faith.

(b)               In the event of any dispute or difference of opinion hereafter arising between any of the Parties hereto (such parties, the “Arbitrating Parties”) with respect to matters relating to or arising in connection with this Trust Agreement or with respect to their obligations or performance hereunder, including without limitation disputes or disagreements with respect to payments hereunder as well as the formation or interpretation of this Trust Agreement, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to binding arbitration (“Arbitration”) before a panel consisting of three neutral arbitrators (“Arbitrators”), one chosen by the Arbitrating Party or Arbitrating Parties seeking arbitration (the “Claimant”) and one chosen by the Arbitrating Party or Arbitrating Parties against whom a claim is filed (the “Respondent”), together with a Chairperson (“Chair”) to be chosen by the two party-selected Arbitrators. The Arbitrators shall not be under the control of any Arbitrating Party, and shall have no financial interest in the outcome of the Arbitration. The Chair shall be affiliated with Judicial Arbitration and Mediation Services (“JAMS”), and the party-selected Arbitrators may but need not be affiliated with JAMS.

(c)               Unless otherwise agreed by the Arbitrating Parties in writing, the Arbitration shall be administered by the Los Angeles, California office of JAMS and shall be governed by JAMS Comprehensive Arbitration Rules and Procedures then in effect (“JAMS Comprehensive Rules”) (except as modified herein). Commencement of Arbitration shall be governed by the JAMS Comprehensive Rules and shall be initiated by a Demand for Arbitration filed with JAMS (“Demand for Arbitration”). Each Party acknowledges and agrees that this Trust Agreement constitutes a pre-dispute written contractual provision requiring the Parties to arbitrate their dispute and claims and specifying JAMS administration. Each of the Arbitrating Parties shall respond to the Commencement Letter issued thereafter by JAMS (“Commencement Letter”) and notify the JAMS Administrator of the identity in writing of its party-selected Arbitrator within thirty (30) calendar days following issuance of the Commencement Letter. The party-selected Arbitrators shall agree on a Chair within thirty (30) calendar days of the date on which notice of the identity of both party-selected Arbitrators has been given. In the event any Arbitrating Party fails or refuses to respond to the Commencement Letter or fails to select an Arbitrator within this time period, the other Arbitrating Party may choose two Arbitrators who shall in turn choose a Chair. The Chair shall have the power to enter an award in favor of the non-defaulting Arbitrating Party in accordance or consistent with JAMS Comprehensive Rules. If the Arbitrators are chosen by the Arbitrating Parties but fail to agree upon the selection of a Chair within thirty (30) days following notice of appointment as provided herein, the Chair shall be determined by the process specified in the JAMS Comprehensive Rules, provided that, the Chair candidates shall be from the list of available neutrals in the Los Angeles office of JAMS.

(d)               The Arbitration hearing shall take place in Los Angeles, California. The Arbitrators shall consider this Trust Agreement as an honorable engagement, as well as a legal obligation, and they are relieved of all judicial formalities regarding procedural matters, and may abstain from following the strict rules of law regarding entering of evidence. Discovery shall be taken in accordance with the JAMS Comprehensive Rules or in the discretion of the Arbitrators upon application of any Arbitrating Party to the Arbitrators for leave to do so by majority decision, or by the Chair if the Arbitrators are not able to reach a majority. The Partial Final Award (if any) and Final Award (each as defined in JAMS Comprehensive Rules) of the Arbitrators shall be final and binding. Judgment upon the Partial Final Award (if any) and Final Award may be entered in any court of competent jurisdiction, and the Parties agree that the United States District Court for the Central District of California and the Superior Court of California in and for the County of Los Angeles are courts of competent jurisdiction for entry and enforcement of judgment on the Partial Final Award (if any) and Final Award.

(e)               In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to an arbitration brought under this Trust Agreement or the Related Agreements (the “Related Arbitration”), the arbitrators appointed in the Related Arbitration may consolidate the Related Arbitration with any other arbitration proceeding relating to this Trust Agreement or to the Related Agreements. The arbitrators shall not consolidate such arbitrations unless they determine that (i) the arbitrations so filed have common issues of fact or law so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by arbitration tribunal(s) constituted hereunder or under the Related Agreements, the conflict will be resolved by the ruling of the arbitration tribunal that was appointed in the first-filed arbitration proceedings commenced pursuant to the Reinsurance Agreement; or, if there are no proceedings commenced pursuant to the Reinsurance Agreement, by the tribunal appointed in the arbitration proceedings that were filed first in time pursuant to any of the other Related Agreements. If proceedings are consolidated, the arbitrators in those consolidated proceedings shall be the members of the arbitration tribunal that was appointed in the first-filed arbitration proceedings commenced pursuant to the Reinsurance Agreement; or, if there are no proceedings pursuant to the Reinsurance Agreement, the members of the arbitration tribunal that was appointed in the first-filed arbitration proceedings commenced pursuant to any of the other Related Agreements.

(f)                Any Arbitrating Party serving a Demand for Arbitration or other document in the Arbitration containing a claim, including a notice pursuant to this provision, shall send a copy of the notice to every other non-Arbitrating Party. Any non-Arbitrating Party may intervene as a party to the Arbitration to defend against a claim first set forth in the notice or to assert against any other Party a claim that is substantially related to the claim set forth in the notice. Such intervention shall be made within thirty (30) calendar days from the receipt of the relevant notice by a written notice specifying the intervention and setting forth the new claim or defense asserted. If any Party so requests within thirty (30) calendar days after receipt of the notice of intervention, the Arbitrators shall decide whether the intervention is admissible under the terms of this Section 11(f). The Arbitrators’ decision shall be binding. For the avoidance of doubt, the term “claim” as used in this clause includes any claim, counterclaim cross-claim, and any claim by or against an intervening party. Any intervening party shall be bound by any award rendered by the Arbitrators even if such party chooses not to participate in the Arbitration.

(g)               The costs of the Arbitration, including the fees of the Chair, shall be borne equally by the Arbitrating Parties unless an Arbitrating Party fails to “meet and confer” in good faith as set forth in Section 11(a) above. Each Arbitrating Party shall bear the fees and costs of its own party-selected Arbitrator. In the event one Arbitrating Party chooses both Arbitrators as provided above, then the other Arbitrating Party shall bear the fees and costs for all Arbitrators. Notwithstanding any provision ostensibly to the contrary herein, in any Arbitration and in any court proceedings to obtain judgment on and/or to enforce a Partial Final Award (if any) and Final Award, the substantially prevailing Arbitrating Party shall be entitled to recover its reasonable attorney’s fees and costs. Specifically as to the Trustee, any loss, liability, damage, cost and expense incurred by the Trustee under this Section 11 shall be subject to the indemnification set forth in Section 6(b) set forth above.

(h)               The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Trust Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Trust Agreement and to enforce specifically the terms and provisions of this Trust Agreement in accordance with this Trust Agreement, this being in addition (subject to the terms of this Trust Agreement) to any other remedy to which such Party is entitled at law or in equity. In the event that any Action is brought in equity to enforce the provisions of this Trust Agreement, no Party hereto shall allege, and each Party hereto hereby waives any defense or counterclaim, that there is an adequate remedy at law.

12.          Miscellaneous.

(a)               This Trust Agreement is not subject to any conditions or qualifications outside of this Trust Agreement.

(b)               This Trust Agreement (including the exhibits and schedules hereto) and any other documents delivered pursuant hereto constitute the entire agreement among the Parties and their respective affiliates with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof. Notwithstanding the above, the Parties acknowledge that the LPT Agreement, the Administrative Services Agreement and all related agreements shall remain in full force and effect according to their respective terms, except as otherwise amended by the Parties in writing or by this Trust Agreement.

(c)               This Trust Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to such state’s principles of conflict of laws that could compel the application of the laws of another jurisdiction, and the obligations, rights and remedies of the Parties hereunder shall be determined in accordance with such laws.

(d)               The 2021 Trust and the Grantor shall be subject to examination as determined by the insurance departments of the respective states of domicile of the Beneficiaries.

(e)               Except as otherwise provided herein, neither this Trust Agreement nor any rights or obligations under this Trust Agreement may be assigned, hypothecated or otherwise transferred by any Party without the prior written consent of the other Parties hereto.

(f)                This Trust Agreement will be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties hereto. The provisions of this Trust Agreement are for the sole benefit of the Parties hereto, and their successors and permitted assigns.

(g)               This Trust Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature, (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code/UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

(h)               Neither this Trust Agreement nor any provision hereof may be amended, waived or modified without the prior written approval of all of the Parties to this Trust Agreement. No course of conduct shall constitute a waiver of any of the terms and conditions of this Trust Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Trust Agreement on one occasion shall not constitute a waiver of the other terms of this Trust Agreement, or of such terms and conditions on any other occasion.

(i)                 If any provision of this Trust Agreement is held to be void or unenforceable, in whole or in part, such invalidity or unenforceability shall not invalidate or render unenforceable any other provision of this Trust Agreement or this Trust Agreement, and the Parties agree to attempt in good faith to reform such void or unenforceable provision to the extent necessary to render such provision enforceable and to carry out its original intent.

(j)                 EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS TRUST AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS TRUST AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS TRUST AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS TRUST AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(J).

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Trust Agreement to be executed as of the date first written above.

GRANTOR

ALEKA INSURANCE, INC.

By:	/s/ Henry G. “Gus” Fuldner
Name: Henry G. “Gus” Fuldner
Title: President

[Signature Page to Trust Agreement]

BENEFICIARY

JAMES RIVER INSURANCE COMPANY

By:	/s/ Richard J. Schmitzer
Name: Richard J. Schmitzer
Title: President & CEO

[Signature Page to Trust Agreement]

BENEFICIARY

JAMES RIVER CASUALTY COMPANY

By:	/s/ Richard J. Schmitzer
Name: Richard J. Schmitzer
Title: President & CEO

[Signature Page to Trust Agreement]

IN WITNESS WHEREOF, the Parties have caused this Trust Agreement to be executed as of the date first written above.

TRUSTEE

WELLS FARGO BANK, N.A., solely in its capacity as Trustee hereunder

By:	/s/ Karla D. Sjostrom
Name: Karla D. Sjostrom
Title: Vice President

[Signature Page to Trust Agreement]

Schedule A

LIST OF ASSETS TO BE DEPOSITED, WHICH MUST CONSIST ONLY OF

PERMITTED INVESTMENTS

Beneficiary is depositing $317,605,921.00 U.S. Dollars in cash, of which $312,359,087.00 U.S. Dollars is the Required Collateral Amount and $5,246,834 U.S. Dollars in cash will be returned to Grantor pursuant to Section 3(f)(3) of this Trust Agreement.